Exhibit 99.3
CHELMSFORD, Mass., Aug. 4, 2010 (GLOBE NEWSWIRE) — Brooks Automation, Inc. (Nasdaq:BRKS — News) today announced that Stephen S. Schwartz will become President and Chief Executive Officer effective October 1, 2010. Mr. Schwartz will succeed Robert J. Lepofsky, current Chief Executive Officer, who will retire effective September 30, 2010.
Joseph R. Martin, Chairman of the Board, said, “Having had the opportunity to work with Steve Schwartz over the last several months, the Board and I believe he is the ideal executive to lead Brooks forward. His strong technology background, leadership skills and business understanding form the right profile for Brooks as we aggressively move to expand our core technology competencies beyond our strong position in the semiconductor industry.
“We are indebted to Bob Lepofsky for the significant contributions and results he has provided Brooks the last three years. His business insight and leadership in guiding the Company through a daunting and challenging business cycle in the semiconductor industry, and economy as a whole, has positioned Brooks for significant opportunity and growth.”
Following the actions of the Board of Directors to expand its membership, Mr. Schwartz was elected to the Board at the August 4th meeting of Brooks’ Directors.
Mr. Schwartz is a highly regarded senior executive well known throughout the global semiconductor industry. He began his career at Applied Materials, Inc. in Santa Clara, California and over the course of fourteen years has held a number of senior leadership roles including head of Applied’s Global Service Business Group and President of their first software business unit. Following Applied, Mr. Schwartz was the President, Chief Executive Officer and Chairman of Asyst Technologies, Inc. for seven years. Mr. Schwartz earned his PhD, MS and BS degrees in Electrical Engineering at Purdue University and an MBA degree from the University of Chicago.
Mr. Schwartz commented, “The chance to work closely with Bob Lepofsky and the Directors over these last several months has affirmed my opinion of the opportunities to accelerate and expand our Company’s growth. I am extremely excited to build on our strong foundation in delivering value to our shareholders.”
Mr. Lepofsky said, “I feel privileged to have worked with the Directors, management, employees and customers of Brooks for the last three years as we have positioned Brooks for long term growth. It is gratifying that someone of Steve Schwartz’s caliber and breadth of experience will succeed me. He is clearly the right person to lead Brooks forward.”
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions. Our products and services are meeting the needs of customers across a broad spectrum of applications and industries with the global semiconductor manufacturing sector being our largest served market. When demanding productivity and availability objectives are essential factors for success, customers throughout the world turn to Brooks Automation, Inc. For more information see www.brooks.com or email sales@brooks.com.